Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CHANGES IN EXECUTIVE MANAGEMENT

Newport Beach, CA – July 21, 2015 – American Vanguard Corp. (NYSE:AVD) announced two changes in its business development and marketing functions. First, effective July 31, 2015, Glen D. Johnson, Senior Vice President and Director of Business Development for the company’s principal operating subsidiary (AMVAC) will be leaving the company to take on the role of CEO and President at another company. Mr. Johnson has served AMVAC in his current role for the past 17 years with a focus on acquisitions, licensing and equipment development. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “I will miss Glen both professionally and as a friend and wish him well on the next chapter of his career.”

Second, effective August 1, 2015, Peter Eilers will be joining AMVAC Netherlands BV as Global Director of Business Development & Marketing. Mr. Eilers has over 25 years’ experience with Bayer CropScience (and its predecessors) where he served as Marketing Director for EMEA, Executive Head of Bayer CropScience Merger & Acquisitions/Business Development, and Country Head in various regions, including Poland, the Baltics, Iberia and Indochina, among other positions. Mr. Wintemute commented, “We are pleased to welcome Peter Eilers on board. With his extensive experience in marketing and M&A work internationally, he will fit well within our strategy to expand our global footprint and will be a welcome addition to our international team.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com